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FOR IMMEDIATE RELEASE


            AWARE, INC. REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS


BEDFORD, Mass., May 1, 2003 - Aware, Inc. (NASDAQ: AWRE), a worldwide leader and innovator of broadband intellectual property, today reported financial results for its first quarter ended March 31, 2003.

Revenues for the first quarter of 2003 were $1.9 million compared with $3.6 million for the same period last year. Net loss for the first quarter of 2003 was $3.0 million, or ($0.13) per diluted share, compared with a net loss of $2.6 million, or ($0.11) per diluted share, for the year-ago period.

Michael Tzannes, chief executive officer, said: "Today, roughly 3.5% of the world's one billion phone lines are served with ADSL. We are beginning to see signs of improvement driven by the steady growth of ADSL subscribers around the world. We remain optimistic that this will allow us to return to the growth and profitability targets we had set prior to the prolonged downturn we are experiencing."

Note: Aware's conference call will be broadcast live over the Internet today, May 1, 2003 at 5:00 p.m. Eastern Time. To listen to the call, please go to WWW.AWARE.COM, and click on "Investor Relations."

ABOUT AWARE
Aware, Inc. designs, develops, licenses and markets DSL technology that enables broadband communications over existing telephone networks. Its solutions, including splitterless G.lite, full-rate ADSL, ADSL2, ADSL2+, VeDSL(TM), Dr. DSL(R), XRDSL(TM), StratiPHY(TM), FastADSL(TM), BondedADSL(TM), and G.shdsl address central office as well as consumer electronics requirements. More information about Aware can be found at http://www.aware.com.

SAFE HARBOR WARNING
Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings and the growth of the DSL market. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements. These factors include, but are not limited to: we have a unique business model, our quarterly results are difficult to predict, we depend on a limited number of licensees, we derive a significant amount of revenue from one customer, we depend on equipment companies to incorporate our technology into their products, we face intense competition from other DSL vendors, DSL technology competes with other technologies for broadband access, and our business is subject to rapid technological change. We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Factors That May Affect Future Results in our Annual Report on Form 10-K for the year ended December 31, 2002 and other reports and filings made with the Securities and Exchange Commission.


Contact: Rick Moberg
Aware, Inc.
781-687-0500

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                                               AWARE, INC.
                                  CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                            THREE MONTHS ENDED
                                                                                 MARCH 31,
                                                                    ------------------------------------
                                                                           2003              2002
                                                                    ------------------  ----------------
  Revenue:
    Product sales.................................................            $710              $1,007
    Contract revenue..............................................             330               2,093
    Royalties.....................................................             907                 476
                                                                    ------------------  ----------------
        Total revenue                                                        1,947               3,576

Costs and expenses:
    Cost of product sales.........................................             145                 166
    Cost of contract revenue......................................             263               1,465
    Research and development......................................           3,448               3,365
    Selling and marketing.........................................             575                 683
    General and administrative....................................             648                 712
                                                                    ------------------  ----------------
         Total costs and expenses                                            5,079               6,391

Loss from operations..............................................          (3,132)             (2,815)
Interest income...................................................             169                 239
                                                                    ------------------  ----------------

Loss before provision for income taxes............................          (2,963)             (2,576)
Provision for income taxes........................................               -                   -
                                                                    ------------------  ----------------

Net loss..........................................................         ($2,963)            ($2,576)
                                                                    ==================  ================

Net loss per share - basic and diluted............................          ($0.13)             ($0.11)

Weighted average shares - basic and diluted.......................          22,698              22,664
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                                                         AWARE, INC.

                                            CONDENSED CONSOLIDATED BALANCE SHEETS
                                                       (IN THOUSANDS)


                                                                                        MARCH 31,           DECEMBER 31,
                                                                                          2003                  2002
                                                                                    ----------------     ------------------
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ASSETS
     Cash and investments.....................................................              $43,733              $47,118
     Accounts receivable, net.................................................                1,669                1,258
     Property and equipment, net..............................................                9,748               10,038
     Other assets, net........................................................                  906                  823
                                                                                    ----------------     ------------------

     Total assets.............................................................              $56,056              $59,237
                                                                                    ================     ==================



LIABILITIES AND STOCKHOLDERS' EQUITY

     Total current liabilities................................................               $1,441               $1,659

     Total stockholders' equity..............................................                54,615               57,578
                                                                                    ----------------     ------------------

     Total liabilities and stockholders' equity...............................              $56,056              $59,237
                                                                                    ================     ==================
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